DRAFT

Exhibit 10.23

February 5, 2020

VIA HAND DELIVERY

Ms. Iwona Alter

Re:  Severance

This letter agreement (this “Agreement”) sets forth the terms and conditions pursuant to which Habit Employment, LP (the “Company”) will provide you with severance benefits in the event that you experience a Qualifying Termination (as such term is defined below) after the date hereof.  Following the date of this Agreement, the severance payments and benefits described in this Agreement will be the only severance payments or benefits that you will be entitled to in connection with a Qualifying Termination and you will not be entitled to any severance payments or benefits under the terms of any other agreement with the Company or any of its Affiliates or any plan, policy or program of the Company or any of its Affiliates.

1.Change in Control Severance Payments and Benefits.

(a)

In the event of a Qualifying Termination, then, subject to terms and conditions of this Agreement (including the execution, and nonrevocation, of a Separation Agreement (as defined below)), the Company will provide you with the following severance payments and benefits:

i.	payment of your base salary, at the rate in effect on the Separation Date, for a period of twelve (12) months following the Separation Date (the “Severance Payments”);
ii.

provided that you timely and properly elect to purchase continued healthcare coverage under the federal law known as “COBRA”, payment of a monthly amount equal to the employer portion of the monthly premiums paid under the Company’s group health plans as of the Separation Date, for the period ending on the earlier of (A) the date that is twelve (12) months following the Separation Date and (B) the date on which you become covered under another employer’s health plan (the “COBRA Payments”); and

iii.

the portion (if any) of any cash bonus earned for the performance year preceding the year of the Qualifying Termination that remains unpaid at the time of the Qualifying Termination (the “Prior Year Bonus Payment”).

(b)

The Severance Payments and the COBRA Payments (to the extent payable as described above) will be paid in substantially equal installments over a period of twelve (12) months following the Separation Date in accordance with the Company’s regular payroll practices, beginning on the Company’s first regular payroll date following the date that the Separation Agreement (as defined below) becomes fully effective and irrevocable (with the first installment to include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date), except as described in Section 6 below.

(c)	The Prior Year Bonus Payment (to the extent payable as described above) shall be paid to you within sixty (60) days following the Separation Date, except as described in Section 6 below.
(d)	Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
i.

“Affiliate” means, with respect to any individual or entity, all Persons and entities directly or indirectly controlling, controlled by or under common control with such individual or entity, where control may be by management authority, equity interest or otherwise.

ii.	“Board” means the board of directors of Parent.
iii.

“Cause” means, as determined in good faith by the Board, (A) your substantial failure to perform, or willful misconduct or substantial negligence in the performance of, your duties and responsibilities  to the Company and its Affiliates; (B) your refusal or substantial failure to comply in any material respect with the legal directives of the Board, or a material breach of this Agreement or any written policy of the Company or Parent; (C) your deliberate attempt to do injury to the Company, Parent or any of their respective Affiliates; (D) your commission of any act of fraud, willful misrepresentation, misappropriation, embezzlement or any act of similar gravity involving moral turpitude; (E) your abuse of controlled substances or alcohol which impairs the goodwill or business of the Company, Parent or any of their respective Affiliates or causes material damage to its property, goodwill or business or impairs your fulfillment of your responsibilities to the Company, Parent or any of their respective Affiliates; (F) your commission of, or plea of nolo contendere to, a felony; or (G) your material breach of any agreement between you and the Company or any Affiliate; provided, that, if you are party to a written employment agreement with the Company or one of its Affiliates that contains a definition of “Cause”, the definition set forth in such agreement shall apply during the term of such agreement.

iv.

“Change in Control” means the occurrence, following the date of this Agreement, of (A) a sale or transfer (other than by way of merger or consolidation), of all or substantially all of Parent’s assets to any Person; (B) any merger, consolidation or other business combination transaction of Parent with or into another corporation, entity or Person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Parent outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Parent (or the surviving entity) outstanding immediately after such transaction; or (C) the direct or indirect acquisition (including by way of a tender or exchange offer) by any Person, or Persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing more than 50% of the total voting power of the then-outstanding shares of capital stock of Parent.

v.	“Code” means the Internal Revenue Code of 1986, as amended.

vi.	“Parent” means The Habit Restaurants, Inc., or any successor thereto.
vii.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company, Parent or any Affiliate.

viii.

“Qualifying Termination” means a termination of your employment by the Company or any of its Affiliates without Cause within twenty-four (24) months following a Change in Control.  A “Qualifying Termination” does not include a termination of your employment due to your death or disability or a termination of your employment for Cause or due to voluntary resignation for any reason.

ix.	“Section 409A” means, collectively, Section 409A of the Code and the regulations thereunder.
x.	“Separation Date” means the date your employment with the Company and its Affiliates terminates.

2.Conditions to Payment.  Any obligation of the Company to pay or provide you with any severance payments or benefits under this Agreement is conditioned upon (i) your continued compliance with all confidentiality, non-solicitation, non-competition, no-hire, non-disparagement, invention assignment, cooperation and other similar obligations to, and other restrictive covenants in favor of, the Company or any of its Affiliates to which you are obligated (collectively, the “Restrictive Covenants”), and (ii) your execution and delivery to the Company of a separation agreement that includes a general release and waiver of claims in favor of the Company and its Affiliates (including Parent) in a form acceptable to the Company (a “Separation Agreement”) and such Separation Agreement becoming fully effective and irrevocable by the date specified therein, but in no event more than sixty (60) days following the Separation Date.

3.No Other Severance Benefits.  The payments provided by this Agreement are in lieu of any severance or similar payments or benefits that you may otherwise be entitled to upon termination of your employment without Cause in connection with a Change in Control, including, without limitation, under any severance plan or policy of the Company or any of its Affiliates.

4.Withholding.  Any payments made by the Company and its Affiliates under this Agreement shall be reduced by any tax or other amounts required to by withheld by the Company or any of its Affiliates under applicable law, as determined by the Company or any of its Affiliates in its sole discretion.

5.Scope of Agreement.  Nothing in this Agreement will be deemed to entitle you to continued employment or other service with the Company or any of its Affiliates, limit the rights of the Company or any of its Affiliates to terminate your employment at any time for any reason or alter the at-will nature of your employment.

6.Section 409A.  All amounts payable under this Agreement are intended to be exempt from, or comply with, the requirements of Section 409A.  To the extent required to comply with or be exempt from Section 409A, you will not be considered to have terminated employment with the Company or its Affiliates for purposes of this Agreement, and no payment will be due to you under this Agreement, until you have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A (after giving effect to the presumptions set forth therein).  If you are determined to be a “specified employee” at the time of your separation from service then, to the extent necessary to prevent any accelerated or additional tax under Section 409A, payment of the amounts payable under this Agreement will be delayed until the earlier of (i) the date that is six months and one day following your separation from service or (ii) your death.  Each amount paid to you pursuant to this Agreement shall be treated as a separate payment for purposes of Section 409A and the right to a series of installment payments under this Agreement shall be treated as the right to a series of separate payments.  To the extent required by Section 409A, if the period available to execute (and not revoke) the Separation Agreement spans two calendar years, any payments or benefits provided to you under this Agreement will be paid in the second calendar year.  To the extent required to comply with Section 409A, a Change in Control will not be deemed to occur for purposes of this Agreement unless it is a “change in control event” as defined in Section 1.409A-3(i)(5)(i) of the Treasury Regulations.  Notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor any other Person will be liable to you by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted with respect to any of the payments under this Agreement, including by reason of the failure of this Agreement to satisfy the applicable requirements of Section 409A in form or in operation.  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to you under this Agreement shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit.

7.Assignment.  Neither the Company nor you may assign any rights or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other, except that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates, and the Company will assign its rights and obligations under this Agreement in the event of a reorganization, consolidation, or merger involving the Company or any of its Affiliates in which the Company is not the surviving entity, or a transfer of all or substantially all of the Company’s assets or line of business to which your employment principally relates.  This Agreement shall inure to the benefit of and be binding upon you and the Company and your and its respective successors, executors, administrators, heirs and permitted assigns.

8.Choice of Law. This Agreement is a California contract and will be governed and construed in accordance with the laws of the State of California, without regard to any conflict of laws principles that would result in the applicable of the laws of any other jurisdiction.

9.Miscellaneous.  This Agreement is the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements, and understandings, whether written or oral, with respect to the subject matter described herein.  No modification or amendment of this Agreement will be valid unless such modification or amendment is agreed to in writing and signed by you and by a duly authorized officer of the Company.

You acknowledge that you have been and are hereby advised of your right to consult an attorney before signing this agreement.

                                                        Sincerely,

HABIT EMPLOYMENT, LP

By:	/s/ Russell W. Bendel

Name: Russell W. Bendel
Title: Chief Executive Officer

ACCEPTED AND AGREED:

   /s/ Iwona Alter

Name: Iwona Alter